Exhibit T3A.19

ACCOUNTING AND CORPORATE REGULATOR•YAUTHORITV ~F•••1 L•E• (ACRA) L:W • Company No: 201303338M CERTIFICATE CONFIRMING INCORPORATION OF COMPANY This is to confirm that NORDIC AVIATION LEASING EIGHT PTE. LTD. is incorporated under the Companies Act (Cap 50), on and from 01/02/2013 and that the company is a PRIVATE COMPANY LIMITED BY SHARE_S. GIVEN UNDER MY HAND AND SEAL ON 05/02/2013. LINDA LEE ASSISTANT REGISTRAR ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA) SINGAPORE